Exhibit (a)(1)(i)

Exchange Offer Memorandum

McMoRan Exploration Co.

OFFER TO EXCHANGE
UP TO $74,720,000 AGGREGATE PRINCIPAL AMOUNT OF
5 1/4% CONVERTIBLE SENIOR NOTES DUE OCTOBER 6, 2011
(CUSIP Nos. 582411AE4 and 582411AD6)
FOR AN EQUAL PRINCIPAL AMOUNT OF NEWLY ISSUED
5 1/4% CONVERTIBLE SENIOR NOTES DUE OCTOBER 6, 2012
plus accrued and unpaid interest thereon to be paid in cash

Upon the terms and subject to the conditions set forth in this Exchange Offer Memorandum and the accompanying Letter of Transmittal, McMoRan Exploration Co., a Delaware corporation, is offering to exchange up to $74,720,000 aggregate principal amount of our outstanding 5 1/4% Convertible Senior Notes Due October 6, 2011 (the “Existing Notes”) for an equal principal amount of newly issued 5 1/4% Convertible Senior Notes due October 6, 2012 (the “New Notes”) plus cash in an amount equal to the accrued and unpaid interest on the Existing Notes through October 5, 2011. In this Exchange Offer Memorandum we refer to the New Notes and the Existing Notes collectively as the “Notes” and we refer to the offer made hereunder as the “Exchange Offer.” The New Notes will accrue interest from October 6, 2011.

As of September 7, 2011, an aggregate of $74,720,000 principal amount of Existing Notes was outstanding. The sole purpose of the Exchange Offer is to extend the maturity date of the debt underlying the Existing Notes, which are scheduled to mature on October 6, 2011. Accordingly, the terms of the New Notes will be substantially the same as the terms of the Existing Notes, except that the maturity date of the debt underlying the New Notes will be October 6, 2012. For a description of the New Notes, see “Description of the New Notes” beginning on page 10 for more information.

THE COMPLETION OF THE EXCHANGE OFFER IS CONDITIONED ON OUR RECEIPT OF VALID TENDERS, NOT VALIDLY WITHDRAWN, OF AT LEAST $30 MILLION AGGREGATE PRINCIPAL AMOUNT OF EXISTING NOTES AND IS SUBJECT TO OTHER CONDITIONS AS DISCUSSED UNDER “THE EXCHANGE OFFER — CONDITIONS OF THE EXCHANGE OFFER” BEGINNING ON PAGE 23.

The Exchange Offer will expire at 5:00 p.m., New York City time, on October 5, 2011 (the “Expiration Date”) unless earlier terminated by us. You must validly tender your Existing Notes for exchange in the Exchange Offer on or prior to the Expiration Date to receive the New Notes. You should carefully review the procedures for tendering Existing Notes beginning on page 24 of this Exchange Offer Memorandum. You may withdraw Existing Notes tendered in the Exchange Offer at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The settlement date in respect of the Existing Notes validly tendered and accepted for exchange prior to the Expiration Date is expected to occur promptly following the Expiration Date.

The Existing Notes are not listed on any national securities exchange and there is no established trading market for the Existing Notes. The New Notes will not be listed on any national securities exchange and we do not expect that there will be an established trading market for the New Notes. Shares of our common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “MMR.” On September 7, 2011, the closing sale price of our common stock on the NYSE was $13.14 per share.

You should read this Exchange Offer Memorandum, and the documents referenced herein in their entirety. You should carefully consider the “Risk Factors” section of this Exchange Offer Memorandum beginning on page 8 before you make any decision regarding the Exchange Offer.

YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER EXISTING NOTES IN THE EXCHANGE OFFER, AND, IF SO, THE AMOUNT OF EXISTING NOTES YOU WISH TO TENDER. NEITHER WE, THE EXCHANGE AGENT NOR ANY OTHER PERSON IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR EXISTING NOTES FOR EXCHANGE IN THE EXCHANGE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE OFFER OR DETERMINED IF THIS EXCHANGE OFFER MEMORANDUM IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The exchange agent for the Exchange Offer is The Bank of New York Mellon Trust Company, N.A.

The date of this Exchange Offer Memorandum is September 8, 2011.

IMPORTANT

If you desire to exchange all or any portion of your Existing Notes for New Notes in the Exchange Offer, then:

(1) if your Existing Notes are held in street name or through a custodian, you must request your broker, dealer, commercial bank, trust company or other nominee to effect the exchange of your Existing Notes for you; or

(2) if your Existing Notes are registered in your name, you must complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with its instructions, mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to our exchange agent, The Bank of New York Mellon Trust Company, N.A., and tender your Existing Notes pursuant to the procedure for book-entry transfer set forth in the section of this Exchange Offer Memorandum entitled “The Exchange Offer — Procedures for Tendering.”

This Exchange Offer does not constitute an offer to sell or a solicitation of an offer to buy our securities in any jurisdiction where it is unlawful to make such an offer or solicitation.

This Exchange Offer is being made in reliance upon an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and applicable exemptions under state securities laws.

We will not pay any commission or other remuneration to any broker, dealer, salesman or other person to solicit the exchange of the Existing Notes. No one has been authorized to give any information or to make any representations with respect to the matters described in this Exchange Offer Memorandum, other than those contained in this Exchange Offer Memorandum. If given or made, such information or representation may not be relied upon as having been authorized by the Company.

This Exchange Offer Memorandum is submitted to holders of our Existing Notes for informational use solely in connection with their consideration of the Exchange Offer described in this Exchange Offer Memorandum. Its use for any other purpose is not authorized. This Exchange Offer Memorandum may not be copied or reproduced in whole or in part nor may it be distributed or any of its contents be disclosed to anyone other than the holder of our Existing Notes to whom it is submitted.

The terms “we,” “us,” “our” and “the Company” refer to McMoRan Exploration Co. and our subsidiaries, except when used in reference to obligations under the Notes or the Exchange Offer, in which case such terms refer only to McMoRan Exploration Co.

This Exchange Offer Memorandum summarizes various documents and other information, copies of which will be made available to you upon request, as indicated under “Where You Can Find Additional Information.” Those summaries are qualified in their entirety by reference to the documents and information to which they relate. In making a decision with respect to the Exchange Offer, holders of Existing Notes must rely on their own independent examination of the terms and conditions of the Exchange Offer and the New Notes, including the merits and risks involved. The information contained in this Exchange Offer Memorandum is as of the date hereof and neither the delivery of this Exchange Offer Memorandum nor the consummation of the Exchange Offer shall create any implication that the information contained herein is accurate or complete as of any date other than the date hereof. No representation is made to any offeree regarding the legality of an investment in the New Notes or our common stock by the offeree under any applicable laws or regulations. The contents of this Exchange Offer Memorandum are not to be construed as legal, business or tax advice. Holders of Existing Notes should consult their own attorney, business advisor and tax advisor for legal, business or tax advice with respect to the Exchange Offer.

THIS EXCHANGE OFFER MEMORANDUM AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE EXCHANGE OFFER.

This document incorporates important business and financial information about the Company from documents that we file with the SEC. This information is available at the internet web site the SEC maintains at http://www.sec.gov, as well as from other sources. See “Where You Can Find Additional Information.” You may also request copies of these documents, without charge, by writing or calling us at:

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, LA 70112
Attention: Douglas N. Currault II
Assistant General Counsel and Assistant Secretary
(504) 582-4000

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference herein may constitute “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements,” including statements about potential oil and gas discoveries, projected oil and gas exploration, development and production activities and costs, amounts and timing of capital expenditures, reclamation, indemnification and environmental obligations and costs, potential quarterly and annual production rates, reserve estimates, project operating cash flows and liquidity, and statements about the potential opportunities and benefits presented by property acquisitions, including expectations regarding reserve estimates and production rates; statements of belief; and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Such forward-looking statements may be contained in the sections of this Exchange Offer Memorandum entitled “Summary” and “Risk Factors,” among other places.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results may differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this Exchange Offer Memorandum. All forward-looking statements contained or incorporated by reference herein are made as of the date of this Exchange Offer Memorandum. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update or revise any forward-looking statement. Currently known risk factors include, but are not limited to, the factors referenced or described in the section of this Exchange Offer Memorandum entitled “Risk Factors.” The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements; however, that safe harbor does not by its terms apply to statements made in connection with an Exchange Offer.

We urge you to review carefully the section of this Exchange Offer Memorandum “Risk Factors” for a more complete discussion of the risks related to the Exchange Offer.

v

SUMMARY

This summary highlights selected information we have included in or incorporated by reference into this Exchange Offer Memorandum. It does not contain all information that may be important to you. More detailed information about the Exchange Offer, our securities, our business and our financial and operating data is contained elsewhere in this Exchange Offer Memorandum or the material incorporated by reference herein. We encourage you to read this Exchange Offer Memorandum and the documents incorporated by reference herein in their entirety before making a decision as to whether to participate in the Exchange Offer.

Purpose of the Exchange Offer

The purpose of this Exchange Offer is to exchange up to $74,720,000 aggregate principal amount of Existing Notes for New Notes and to thereby extend the maturity of the portion of our outstanding debt represented by the Existing Notes. All Existing Notes acquired by us pursuant to the Exchange Offer will be cancelled. See “The Exchange Offer — Purpose and Background of the Exchange Offer.”

Company Overview

We engage in the exploration, development and production of oil and natural gas in the shallow waters (less than 500 feet of water) of the Gulf of Mexico and onshore in the Gulf Coast area of the United States. Our exploration strategy is focused on targeting large structures on the “deep gas play,” and on the “ultra-deep play.” Deep gas prospects target large deposits at depths typically between 15,000 and 25,000 feet. Ultra-deep prospects target objectives at depths typically below 25,000 feet. We have one of the largest acreage positions in the shallow waters of the Gulf of Mexico and Gulf Coast areas which are our regions of focus. We have rights to approximately 830,000 gross acres, including over 200,000 gross acres associated with the ultra-deep gas play below the salt weld. Our focused strategy enables us to make efficient use of our geological, engineering and operational expertise in these areas where we have more than 40 years of operating experience. We also believe that the scale of our operations in the Gulf of Mexico allows us to realize certain operating synergies and provides a strong platform from which to pursue our business strategy. Our oil and gas operations are conducted through McMoRan Oil & Gas LLC (“MOXY”), our principal operating subsidiary.

On December 30, 2010, we completed the acquisition of Plains Exploration & Production Company’s (“PXP”) shallow water Gulf of Mexico shelf assets (“PXP Acquisition”). Under the terms of the transaction, we issued 51 million shares of common stock and paid $75.0 million cash to PXP, with total consideration for the transaction of approximately $1 billion based on the value of our common stock on the closing date. In addition, the purchase price included additional consideration associated with estimated revenues, expenses and capital expenditures attributable to the acquired properties from the August 1, 2010 effective date through the December 30, 2010 closing date, and the assumption of related asset retirement obligations. The substantial majority of properties acquired from PXP represented their interests in certain deep gas and ultra-deep exploration projects that, prior to the transaction, were jointly owned by us and PXP. The acquisition purchase price was allocated to the properties acquired, with approximately 19% allocated to proved properties and the remaining portion allocated to unevaluated oil and gas properties. Concurrent with the PXP Acquisition, we issued $700 million of 5.75% convertible perpetual preferred stock and $200 million of 4% convertible senior notes.

The PXP Acquisition increased our scale of operations on the Gulf of Mexico shelf, consolidated our ownership in core focus areas, expanded our participation in future production from our deep gas and ultra-deep exploration and development programs and increased current reserves and production. In addition, we expect to continue to benefit from our positive relationship with PXP through PXP’s significant shareholding position in our Company.

As of June 30, 2011, we had cash and cash equivalents of approximately $765.3 million, total debt of approximately $561 million ($74.7 million of which was represented by the Existing Notes and classified as current), and approximately $1.66 billion of stockholders’ equity.

Our principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112 and our telephone number is (504) 582-4000.

Summary of the Exchange Offer

The following question-and-answer format discusses in summary form many of the questions you may have as a holder of the Existing Notes. This presentation is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Exchange Offer Memorandum. We encourage you to carefully read this Exchange Offer Memorandum in its entirety.

Q:	Why is the Company making the Exchange Offer?

A:	We are making the Exchange Offer to extend the maturity date of that portion of our outstanding debt represented by the Existing Notes through the exchange of the Existing Notes for the New Notes. We will cancel the Existing Notes that are validly tendered and accepted pursuant to the Exchange Offer.

Q:	What aggregate principal amount of Existing Notes is being sought in the Exchange Offer?

A:	We are offering to exchange New Notes for up to $74,720,000 aggregate principal amount of Existing Notes, which represents the total amount of Existing Notes outstanding.

Q:	Is there a minimum amount of Existing Notes being sought in the Exchange Offer?

A:	Yes, the Exchange Offer is conditioned upon our receipt of valid tenders, not validly withdrawn, of at least $30 million aggregate principal amount of Existing Notes.

Q:	What will I receive in exchange for my Existing Notes?

A:	For each $1,000 principal amount of Existing Notes that you validly tender and that we accept for exchange as part of the Exchange Offer, you will receive New Notes in the principal amount of $1,000 plus a cash payment equal to the accrued and unpaid interest on the Existing Notes through October 5, 2011. No other consideration is being offered to the holders of Existing Notes in the Exchange Offer.

Q:	What is the difference in terms between the Existing Notes tendered and the New Notes being issued in the Exchange Offer?

A:	The only difference in terms between the Existing Notes tendered and the New Notes being issued in the Exchange Offer is that the New Notes will mature on October 6, 2012, while the Existing Notes mature on October 6, 2011. See “Effect of the Exchange Offer.”

Q:	Who may participate in the Exchange Offer?

A:	Any holder of Existing Notes may participate in the Exchange Offer.

Q:	Do I have a choice as to whether to tender my Existing Notes?

A:	Yes. Holders of Existing Notes are not required to tender their existing Notes pursuant to this Exchange Offer. All rights and obligations under the Existing Notes and the indenture pursuant to which they were issued will continue with respect to the Existing Notes that are not tendered prior to the Expiration Date. Existing Notes not tendered and exchanged pursuant to the Exchange Offer will mature on October 6, 2011, in accordance with the terms of the indenture pursuant to which the Existing Notes were issued.

Q:	May I tender only a portion of the Existing Notes that I hold?

A:	Yes. You do not have to tender all of your Existing Notes to participate in the Exchange Offer. You may choose to tender in the Exchange Offer all or any portion of the Existing Notes that you hold in $1,000 minimum denominations.

Q:	Will the New Notes be freely tradable?

A:	This Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the Staff of the SEC, the New Notes received in exchange for the Existing Notes tendered pursuant to the Exchange Offer will be freely transferable without registration under the Securities Act and without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) because the Existing Notes were originally issued in 2004 and have met the minimum holding period requirements under Rule 144 of the Securities Act (“Rule 144”) and, under the rules and interpretations of the SEC, the holding period of the New Notes may be tacked onto the holding period of the Existing Notes. The New Notes issued pursuant to this Exchange Offer to a holder of Existing Notes who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144, and the holding period of Existing Notes tendered by such recipients can be tacked to the New Notes received in exchange for the Existing Notes for the purpose of satisfying the holding period requirements of Rule 144.

Q:	Will the New Notes be listed for trading?

A:	No. We do not intend to list the New Notes on any exchange or automated interdealer quotation system.

Q:	If the Exchange Offer is consummated and I do not participate in the Exchange Offer or I do not exchange all of my Existing Notes in the Exchange Offer, how will my rights and obligations under my remaining outstanding Existing Notes be affected?

A:	The terms of your Existing Notes not tendered and exchanged pursuant to the Exchange Offer will remain unchanged. Accordingly, Existing Notes not tendered and exchanged pursuant to the Exchange Offer will mature on October 6, 2011, in accordance with the terms of the Existing Notes and the indenture pursuant to which they were issued.

Q:	When does the Exchange Offer expire?

A:	Unless earlier terminated by us, the Exchange Offer will expire at 5:00 p.m., New York City time, on October 5, 2011. We refer to this date and time in this Exchange Offer Memorandum as the “Expiration Date.” Existing Notes tendered may be validly withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date, but not thereafter. If a broker, dealer, commercial bank, trust company or other nominee holds your Existing Notes, such nominee may have an earlier deadline for accepting the Exchange Offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your Existing Notes to determine its deadline.

Q:	What are the conditions of the Exchange Offer?

A:	The Exchange Offer is conditioned upon the conditions described in “The Exchange Offer — Conditions of the Exchange Offer.” The Exchange Offer is also conditioned upon our receipt of valid tenders, not validly withdrawn, of at least $30 million aggregate principal amount of Existing Notes. In addition, we expressly reserve the right to terminate the Exchange Offer if the per share price of our common stock exceeds $16.575, the conversion price of the Existing Notes, at any time on or prior to the Expiration Date.

Q:	Under what circumstances can the Exchange Offer be extended, amended or terminated?

A:	The Existing Notes are scheduled to mature on October 6, 2011, in accordance with the terms of the indenture pursuant to which the Existing Notes were issued. Accordingly, we do not intend to extend the Exchange Offer. We expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. We reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the Expiration Date, including if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no Existing Notes will be accepted for exchange, and any Existing Notes that have been tendered will be returned to the holder. For more information regarding our right to extend, amend or terminate the Exchange Offer, see “The Exchange Offer — Expiration Date; Termination; Amendment.”

Q:	Is the Company making a recommendation regarding whether I should participate in the Exchange Offer?

A:	No. We are not making any recommendation regarding whether you should tender or refrain from tendering your Existing Notes for exchange in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your Existing Notes for exchange in the Exchange Offer and, if so, the amount of Existing Notes to tender. Before making your decision, we urge you to read this Exchange Offer Memorandum carefully in its entirety, including the information set forth in the section of this Exchange Offer Memorandum entitled “Risk Factors”, and the other documents incorporated by reference in this Exchange Offer Memorandum. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Q:	How will I be notified if the Exchange Offer is amended or terminated?

A:	If the Exchange Offer is amended or terminated, we will promptly make a public announcement thereof. For more information regarding notification of amendments to or the termination of the Exchange Offer, see “The Exchange Offer — Expiration Date; Termination; Amendment.”

Q:	How do I tender my Existing Notes in the Exchange Offer?

A:	The Existing Notes are represented by a global certificate registered in the name of the Depository Trust Company (“DTC”) or its nominee (which we refer to in this Exchange Offer Memorandum as the “depository”, or DTC). DTC is the only registered holder of the Existing Notes. DTC facilitates the clearance and settlement of transactions in the Existing Notes through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

A beneficial owner whose Existing Notes are held by a broker, dealer, commercial bank, trust company or other nominee and who desires to tender such Existing Notes in this Exchange Offer must contact its nominee and instruct the nominee to tender its Existing Notes on its behalf.

To participate in the Exchange Offer, a DTC participant must electronically submit its acceptance through DTC’s ATOP system or complete, sign and mail or transmit the Letter of Transmittal to the exchange agent prior to the Expiration Date.

To properly tender Existing Notes, the exchange agent must receive, prior to the Expiration Date, either: (1) a timely confirmation of book-entry transfer of such Existing Notes and a properly completed Letter of Transmittal according to the procedure for book-entry transfer described in this Exchange Offer Memorandum, or (2) an agent’s message through ATOP of DTC. For more information regarding the procedures for tendering your Existing Notes, see “The Exchange Offer — Procedures for Tendering.”

Q:	If I change my mind, can I withdraw my tender of Existing Notes?

A:	Yes. You may withdraw Existing Notes tendered in the Exchange Offer at any time prior to 5:00 p.m., New York City time, on the Expiration Date. If you tender Existing Notes through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee regarding your withdrawal. Please read the procedures detailed in the section of this Exchange Offer Memorandum entitled “The Exchange Offer — Withdrawal of Tenders.”

Q:	Will I have to pay any fees or commissions if I tender my Existing Notes?

A:	Tendering holders are not obligated to pay brokerage fees or commissions to us, to the exchange agent or to our financial advisor. If your Existing Notes are held through a broker or other nominee who tenders the Existing Notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See “The Exchange Offer — Fees and Expenses,” “Financial Advisor” and “Exchange Agent.”

Q:	What risks should I consider in deciding whether or not to tender any or all of my Existing Notes in the Exchange Offer?

A:	In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties pertaining to the Exchange Offer, and those affecting our businesses, described in this section “Summary of the Exchange Offer,” the section entitled “Risk Factors” and in the documents incorporated by reference in this Exchange Offer Memorandum.

Q:	What are the material U.S. federal income tax considerations of participating in the Exchange Offer?

A:	For a discussion of the material U.S. federal income tax considerations of participating in the Exchange Offer, see “The Exchange Offer — Material U.S. Federal Income Tax Considerations.” The tax consequences to you of the Exchange Offer will depend on your individual circumstances. You should consult your own tax advisor for a complete understanding of the tax considerations of participating in the Exchange Offer.

Q:	Will I receive accrued and unpaid interest regardless of whether I tender my Existing Notes in the Exchange Offer?

A:	Yes. Regardless of whether you tender your Existing Notes for exchange in the Exchange Offer, you will be paid the accrued and unpaid interest on the Existing Notes through October 5, 2011. Under the new indenture that will govern the terms of the New Notes, the New Notes will bear interest at the same rate of 5 1/4% per year beginning on October 6, 2011. Interest on the New Notes will be payable semi-annually on April 6 and October 6 of 2012, to holders of record at the close of business on the preceding March 15 and September 15. See “The Exchange Offer — General.”

Q:	Are any Existing Notes owned by the Company’s directors or executive officers?

A:	No. To our knowledge, none of our directors or executive officers are the record or beneficial owner of Existing Notes.

Q:	Will the Company receive any cash proceeds from the Exchange Offer?

A:	No. We will not receive any cash proceeds from the Exchange Offer.

Q:	Who should I contact if I have questions about the Exchange Offer?

A:	If you have questions regarding the procedures for tendering in the Exchange Offer or require assistance in tendering your Existing Notes, please contact the exchange agent, The Bank of New York Mellon Trust Company, N.A., at the number listed on the back cover of this Exchange Offer Memorandum. If you would like additional copies of this Exchange Offer Memorandum, our annual, quarterly, and current reports, proxy statement or other information that are incorporated by reference in this Exchange Offer Memorandum, please contact our Investor Relations Department. The contact information for our Investor Relations Department is set forth in the section of this Exchange Offer Memorandum entitled “Where You Can Find Additional Information.” The contact information for the exchange agent is set forth on the back cover of this Exchange Offer Memorandum. Holders of Existing Notes may also contact their brokers, dealers, commercial banks, trust companies or other nominees through whom they hold their Existing Notes with questions and requests for assistance.

Summary Description of the New Notes

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Exchange Offer Memorandum and in the documents referred to herein. For additional information concerning the New Notes, see “Description of the New Notes.”

Issuer	McMoRan Exploration Co.

Notes offered	Up to $74,720,000 principal amount of 5 1/4% Convertible Senior Notes due 2012.

Maturity	October 6, 2012.

Interest	The New Notes will bear interest at 5 1/4% per annum on the principal amount, payable semi-annually on April 6, 2012, and the maturity date of October 6, 2012.

Conversion rights	The New Notes are convertible, at the option of the holder, at any time on or prior to maturity, into shares of our common stock at a conversion price of $16.575 per share, which is equal to a conversion rate of 60.3318 shares of our common stock per $1,000 principal amount of New Notes. The conversion rate is subject to adjustment upon the occurrence of certain events. See “Description of the New Notes — Conversion Rights.”

Ranking	The New Notes are unsecured and unsubordinated and:

• rank on a parity in right of payment with all of our existing and future senior and unsecured debt;

• rank senior to any of our future subordinated debt;

• are effectively subordinated to any of our secured debt to the extent of the value of the assets securing such debt; and

• are effectively subordinated to all liabilities and preferred stock, if any, of our subsidiaries.

See “Description of the New Notes — Ranking.” As of June 30, 2011, we had no secured or unsecured indebtedness or preferred stock, other than our Existing Notes, 11.875% senior notes, 4% convertible senior notes, 8% convertible perpetual preferred stock, and 5.75% convertible perpetual preferred stock, series 1 and series 2. As of June 30, 2011, our subsidiaries had no outstanding preferred stock and no indebtedness other than the unsecured guarantee on a senior basis of our 11.875% senior notes by McMoRan Oil & Gas, LLC (“MOXY”), our wholly owned subsidiary, and its direct domestic wholly owned subsidiaries. In addition, MOXY has issued a $100 million letter of credit under the Credit Agreement between the Company, as parent, McMoRan Oil & Gas LLC, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Toronto Dominion (Texas) LLC, as syndication agent, BNP Paribas, as documentation agent and the lenders party thereto, dated as of June 30, 2011 (the “Credit Agreement”). The Credit Facility is guaranteed by the Company and MOXY’s direct domestic wholly owned subsidiaries.

Provisional redemption	We may redeem the New Notes in whole or in part for cash at any time at a redemption price equal to 100% of the principal amount of the New Notes plus any accrued and unpaid interest and liquidated damages, if any, on the New Notes to but not including the redemption date if the closing price of the common stock has exceeded 130% of the conversion price for at least 20 trading days in any consecutive 30-day trading period.

In addition, if on any interest payment date, the aggregate principal amount of the New Notes outstanding is less than 15% of the aggregate principal amount of New Notes outstanding after this Exchange Offer, we may redeem the New Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the New Notes plus any accrued and unpaid interest and liquidated damages, if any, on the New Notes to but not including the redemption date.

The “conversion price” as of any day will equal $1,000 divided by the conversion rate. If we redeem the New Notes, we will make an additional payment equal to the total value of the aggregate amount of the interest otherwise payable on the New Notes from the last day through which interest was paid on the New Notes through the redemption date. We must make these payments on all New Notes called for redemption, including New Notes converted after the date we mailed the notice.

Change of control	Upon a change of control event (as defined in the indenture governing the New Notes), each holder of the New Notes may require us to repurchase some or all of its New Notes at a repurchase price equal to 100 percent of the aggregate principal amount of the New Notes plus accrued and unpaid interest, if any, to but excluding the date of purchase. See “Description of the Notes — Change of Control Permits Purchase of Notes at the Option of the Holder.”

DTC eligibility	The New Notes will be issued in book-entry form and represented by permanent global certificates without coupons deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company in New York, New York. Beneficial interests in the New Notes will be shown on, and transfers will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the New Notes — Form and Denomination.”

Trading	The New Notes will not be listed on any national securities exchange and we do not expect that there will be an established trading market for the New Notes. Our common stock is traded on the NYSE under the symbol “MMR.” On September 7, 2011, the closing sale price of our common stock on the NYSE was $13.14 per share.

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer. Any Notes that are properly tendered and accepted for exchange pursuant to the Exchange Offer will be cancelled.

Risk Factors	See “Risk Factors” and the other information in this Exchange Offer Memorandum for references and descriptions of certain risk factors you should carefully consider before deciding to participate in the Exchange Offer.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information appearing in this Exchange Offer Memorandum and the documents to which we refer you, including those incorporated by reference in this Exchange Offer Memorandum, before deciding whether or not to participate in the Exchange Offer. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flow and results of operations.

Risks Related to our Business and our Common Stock

For information regarding risks related to our business and our common stock, please see Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Item 1A of Part II of our Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2011 and June 30, 2011.

Risks Related to Participating in the Exchange Offer and Risks Related to the New Notes

There is no public trading market for the New Notes and your ability to sell the New Notes will be limited.

The New Notes will be a new issue of securities with no established trading market. We cannot assure you that an active market for the New Notes will develop and continue upon completion of the Exchange Offer or give you any guidance as to what the market price of the New Notes will be. For the New Notes, various factors could cause the prices at which the New Notes could be sold to fluctuate significantly, including changes in prevailing interest rates or changes in perceptions of our creditworthiness. Additionally, the New Notes may trade at a significant discount to par and may trade at a lower price than the Existing Notes. The trading price of the New Notes also could be significantly affected by the market price of our common stock, which could be subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating results and general economic and market conditions. The New Notes will not be listed on any securities exchange or quoted on any automated interdealer quotation system.

Our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

Any obligation we have to satisfy our indebtedness, or our ability to declare and pay dividends, is not guaranteed or otherwise supported by any of our operating subsidiaries. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to pay dividends on the convertible perpetual preferred stock or service our debt, including the New Notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise. Our subsidiaries are separate and distinct legal entities and have no obligation, legal, contingent or otherwise, to make payments on the New Notes or to pay dividends on the convertible perpetual preferred stock or to make any funds available to the Company for such purposes. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors, including any trade creditors.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the New Notes, depends on our future performance, which is subject to economic, financial, competitive, regulatory and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness, moreover, will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

We may not have the ability to raise the funds necessary to purchase the New Notes for cash upon the occurrence of a change in control.

Upon specified change in control events relating to us, each holder of the New Notes may require us to purchase all or a portion of such holder’s New Notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, on such New Notes to but excluding the date of purchase. We cannot assure you that we would have sufficient financial resources to purchase the New Notes for cash or to satisfy our other debt obligations if we are required to purchase the New Notes upon the occurrence of a change of control. In addition, events involving a change in control may result in an event of default under other debt we may incur in the future. There can be no assurance what effect a change in control would have on our ability to pay interest, principal and premium, if any, on the New Notes when due.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels and subject to the restrictions contained in our debt instruments, we and our subsidiaries may decide to incur substantial additional debt in the future, some of which may be secured debt. We are not restricted under the terms of the indenture governing the New Notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions, any of which could diminish our ability to make payments on the New Notes.

Volatility in the market price and trading volume of our common stock could adversely impact the value of the New Notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this Exchange Offer Memorandum or the documents we have incorporated by reference in this Exchange Offer Memorandum or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the value of the New Notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the securities as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the value of the New Notes.

The New Notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries. The New Notes do not limit our ability to incur future indebtedness.

The New Notes are our senior, unsecured obligations and rank equal in right of payment with all of our existing and future senior, unsecured debt; rank senior in right of payment to our existing and future subordinated debt; are effectively subordinated to any of our secured debt to the extent of the value of the assets securing such debt; and are effectively subordinated to all liabilities and preferred stock, if any, of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the New Notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on all or any portion of the New Notes then outstanding. The indenture governing the New Notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities. For further information, see the section of this Exchange Offer Memorandum entitled “Description of the Notes — Ranking.”

Any adverse rating of the New Notes may cause their value to fall.

We do not intend to seek a rating on the New Notes. However, if a rating service were to rate the New Notes and if such rating service were to lower its rating on the New Notes below the rating initially assigned to the New Notes or otherwise announces its intention to put the New Notes on credit watch, the price at which the New Notes could be sold could be adversely affected.

Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to offer to repurchase the New Notes.

Upon the occurrence of a change of control you have the right to require us to repurchase your notes. However, the change of control provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the New Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a change of control requiring us to repurchase the New Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the New Notes, even though each of these types of transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the New Notes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated.

	Six Months
	Ended June 30,	Years Ended December 31,
	2011	2010	2009	2008	2007	2006

Ratio of earnings to fixed charges and preferred stock dividends(a)	(b)	(c)	(c)	(c)	(c)	(c)

(a)	For the ratio of earnings to fixed charges and preferred stock dividends calculation, we assumed that our preferred stock dividend requirements were equal to the earnings that would be required to cover those dividend requirements.

(b)	We sustained losses from continuing operations totaling $52.4 million for the six months ended June 30, 2011, which were inadequate to cover our fixed charges and preferred dividends of $51.0 million for the six months ended June 30, 2011.

(c)	We sustained a net loss from continuing operations of $117.0 million in 2010, $204.9 million in 2009, $211.2 million in 2008 and $44.7 million in 2006. These losses were inadequate to cover our fixed charges and preferred dividends of $126.1 million in 2010, $61.8 million in 2009, $78.6 million in 2008 and $17.0 million in 2006. In 2007, our earnings available for fixed charges and preferred dividends were insufficient to cover our fixed charges and preferred dividends by $73.3 million.

DESCRIPTION OF THE NEW NOTES

The New Notes will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee, to be dated on or about October 6, 2011. The following is a summary of the material terms of the New Notes and the indenture. It does not purport to be complete. This summary is subject to, and is qualified by reference in its entirety to, all of the provisions of the New Notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture and form of note, which we have filed with the SEC as exhibits to Schedule TO of which this Exchange Offer Memorandum is a part, because they, and not this description, define your rights as a holder of the New Notes. We will provide you with a copy of any of the foregoing documents without charge upon request. As used in this section the words “we,” “us,” “the company,” and “our” refers to McMoRan Exploration Co.

General

The New Notes are our general unsecured and unsubordinated obligations and are convertible into our common stock as described under “Conversion Rights” below. The New Notes are limited to up to $74,720,000 aggregate principal amount and will mature on October 6, 2012, unless earlier repurchased by us at our option or at the option of the holder upon the occurrence of a change of control (as defined below).

The New Notes will bear interest from October 6, 2011 at the rate of 5 1/4% per annum. Interest is payable semi-annually on April 6 and October 6, beginning April 6, 2012, to holders of record at the close of business on the preceding March 15 and September 15, respectively, ending on the maturity date of October 6, 2012, to the holder to whom we pay the principal. We may pay interest on New Notes represented by certificated notes by check mailed to such holders. However, a holder of New Notes with an aggregate principal amount in excess of $5 million will be paid by wire transfer in immediately available funds at the election of such holder. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will cease to accrue on a note upon its maturity, conversion or purchase by us upon a change of control.

Principal will be payable, and the New Notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York. See “Form and Denomination” below.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of indebtedness. The indenture also does not contain any covenants or other provisions that afford protection to holders of New Notes in the event of a highly leveraged transaction or a change of control of the Company except to the extent described under “Change of Control Permits Purchase of Notes at the Option of the Holder” below.

No “sinking fund” is provided for the New Notes, which means that the indenture governing the New Notes does not require us to redeem or retire the New Notes periodically.

Security

The New Notes will be unsecured.

Conversion Rights

The holders of New Notes may, at any time prior to the close of business on the final maturity date of the New Notes, convert any outstanding New Notes (or portions thereof) into our common stock, initially at a conversion price of $16.575 per share of common stock, which is equal to a conversion rate of 60.3318 shares of common stock per $1,000 principal amount of New Notes. The conversion rate is subject to adjustment upon the occurrence of some events described below. Holders may convert New Notes only in denominations of $1,000 and whole multiples of $1,000. If we call New Notes for redemption, you may convert the New Notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price.

Except as described below, no adjustment will be made on conversion of any New Notes for interest accrued thereon or dividends paid on any common stock. Our delivery to the holder of the full number of shares of our common stock into which a note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and any accrued and unpaid interest. Any accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited.

If New Notes are converted after a record date but prior to the next succeeding interest payment date, holders of such New Notes at the close of business on the record date will receive the interest payable on such New Notes on the corresponding interest payment date notwithstanding the conversion. Such New Notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the principal amount of New Notes so converted. We are not required to issue fractional shares of common stock upon conversion of New Notes and instead will pay a cash adjustment based upon the market price of the common stock on the last trading day before the date of the conversion.

A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the New Notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. If any note is converted prior to the expiration of the holding period applicable for sales thereof under Rule 144(k) under the Securities Act (or any successive provision), the common stock issuable upon conversion will not be issued or delivered in a name other than that of the holder of the note unless the applicable restrictions on transfer have been satisfied.

The initial conversion rate will be adjusted for certain events, including:

•	the issuance of our common stock as a dividend or distribution on our common stock;

•	certain subdivisions and combinations of our common stock;

•	the issuance to all holders of our common stock of certain rights or warrants entitling them for a period of no more than 45 days to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

•	the dividend or other distribution to all holders of our common stock or shares of our capital stock (other than common stock) of evidences of indebtedness or assets (including securities, but excluding (A) those rights and warrants referred to above, (B) dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph or (C) dividends or distributions paid exclusively in cash);

•	dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

•	the purchase of our common stock pursuant to a tender offer made by our or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer by our or any of its subsidiaries for our common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in the immediately preceding bullet above to all holders of our common stock within 12 months preceding the expiration of tender offer for which no adjustments have been made, exceeds 5 percent of our market capitalization on the expiration of such tender offer.

No adjustment in the conversion rate will be required unless such adjustment would require a change of at least one percent in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing. We will not make any adjustment if holders of New Notes are entitled to participate in the transactions described above.

In the case of:

•	any reclassification or change of our common stock (other than changes resulting from a subdivision or combination) or

•	a consolidation, merger or combination involving us or a sale or conveyance to another corporation of all or substantially all of our property and assets,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the New Notes then outstanding will be entitled thereafter to convert those New Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such New Notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.

We may not become a party to any such transaction unless its terms are consistent with the foregoing. If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, the holders of New Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See the section of this Exchange Offer Memorandum entitled “Material U.S. Federal Income Tax Considerations.”

We may from time to time, to the extent permitted by law, reduce the conversion price of the New Notes by any amount for any period of at least 20 days. In that case we will give at least 15 days’ notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as the board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Ranking

The New Notes are our unsecured and unsubordinated obligations. The New Notes rank on a parity in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. However, the New Notes are subordinated to our existing and future secured indebtedness as to the assets securing such indebtedness. As of June 30, 2011, we had no secured or unsecured indebtedness or preferred stock, other than our Existing Notes, 11.875% senior notes, 4% convertible senior notes, 8% convertible perpetual preferred stock, and 5.75% convertible perpetual preferred stock, series 1 and series 2.

In addition, the New Notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Our cash flow and consequent ability to meet our debt obligations depends in part on the earnings of our subsidiaries, and on dividends and other payments from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the New Notes. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the New Notes to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which ease our claims would still be subordinate to any security interests in the assets of that subsidiary. As of June 30, 2011, our subsidiaries had no outstanding preferred stock and no indebtedness other than the unsecured guarantee on a senior basis of our 11.875% senior notes by McMoRan Oil & Gas, LLC (“MOXY”), our wholly owned subsidiary, and its direct domestic wholly owned subsidiaries. The 11.875% senior notes are unconditionally guaranteed on a senior basis jointly and severally by MOXY and its direct domestic wholly owned subsidiaries. In addition, MOXY has issued a $100 million letter of credit under the Credit Agreement. The Credit Agreement is unconditionally guaranteed on a senior basis jointly and severally by the Company and MOXY’s direct domestic wholly owned subsidiaries.

Optional Redemption by Us

We may redeem the New Notes in whole or in part for cash at any time at a redemption price equal to 100% of the principal amount of the New Notes plus any accrued and unpaid interest and liquidated damages, if any, on the New Notes to but not including the redemption date if the closing price of the common stock has exceeded 130% of the conversion price for at least 20 trading days in any consecutive 30-day trading period.

In addition, if on any interest payment date, the aggregate principal amount of the New Notes outstanding is less than 15% of the aggregate principal amount of New Notes outstanding after this private placement, we may redeem the New Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the New Notes plus any accrued and unpaid interest and liquidated damages, if any, on the New Notes to but not including the redemption date.

The “conversion price” as of any day will equal $1,000 divided by the conversion rate. If we redeem the New Notes, we will make an additional payment equal to the total value of the aggregate amount of the interest otherwise payable on the New Notes from the last day through which interest was paid on the New Notes through the date of redemption. We must make these payments on all New Notes called for redemption, including New Notes converted after the date we mailed the notice.

We will give at least 20 days but not more than 60 days notice of redemption by mail to holders of New Notes. Notes or portions of New Notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

If we do not redeem all of the New Notes, the trustee will select the New Notes to be redeemed in principal amount of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any New Notes are to be redeemed in part only, we will issue a new note or New Notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your New Notes is selected for partial redemption and you convert a portion of your New Notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Change of Control Permits Purchase of Notes at the Option of the Holder

If a change of control occurs, each holder of New Notes will have the right to require us to repurchase all of that holder’s New Notes, or any portion of those New Notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice at a repurchase price equal to 100 percent of the aggregate principal amount of the New Notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the New Notes on the relevant record date. We will pay, at our option, the repurchase price in cash or shares of our common stock.

If we decide to pay the repurchase price in shares of our common stock, the value of our common stock to be delivered in respect of the repurchase price shall be deemed to be equal to the average closing sale price per share of our common stock over the ten trading-day period ending on the trading day immediately preceding the change of control purchase date. We may pay the repurchase in shares of our common stock only if the information necessary to calculate the closing sale price per share of our common stock is published in a daily newspaper of national circulation or by other appropriate means.

In addition, our right to pay the repurchase price in shares of our common stock is subject to our satisfying various conditions, including:

•	listing such common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq National Market;

•	the registration of the common stock under the Securities Act and the Exchange Act, if required; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If such conditions are not satisfied with respect to a holder prior to the close of business on the change of control purchase date, we will pay the repurchase price. We may not change the form of consideration to be paid with respect to the repurchase price once we have given the notice that we are required to give to holders of record of New Notes, except as described in the immediately preceding sentence.

Within 30 days after the occurrence of a change of control, we are required to give notice to all holders of record of New Notes, as provided in the indenture, stating among other things, (1) the occurrence of change of control and of their resulting purchase right, and (2) whether we will pay the repurchase price in cash or shares of our common stock. We must also deliver a copy of our notice to the trustee.

In order to exercise the purchase right upon a change of control, a holder must deliver prior to the change of control purchase date a change of control purchase notice stating among other things:

•	if certificated New Notes have been issued, the certificate numbers of the New Notes to be delivered for purchase;

•	the portion of the principal amount of New Notes to be purchased, in integral multiples of $1,000; and

•	that the New Notes are to be purchased by us pursuant to the applicable provisions of the New Notes and the indenture.

If the New Notes are not in certificated form, a holder’s change of control purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any change of control purchase notice upon a change of control by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change of control purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn New Notes;

•	if certificated New Notes have been issued, the certificate numbers of the withdrawn New Notes; and

•	the principal amount, if any, of the New Notes which remains subject to the change of control purchase notice.

In connection with any purchase offer in the event of a change of control, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the change of control purchase price for a note for which a change of control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such change of control purchase notice. Payment of the change of control purchase price for the note will be made promptly following the later of the change of control purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the change of control purchase price of the note on the business day following the change of control purchase date in accordance with the terms of the indenture, then, immediately after the change of control purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the change of control purchase price upon delivery of the note.

A “change of control” will be deemed to have occurred at such time after the original issuance of the New Notes when the following has occurred:

•	the Company consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into the Company, other than:

•	any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company’s capital stock and (B) pursuant to which holders of the Company’s capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; and

•	any merger solely for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

•	all of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the New Notes become convertible solely into such common stock; or

•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the board of directors of the Company (together with any new directors whose election to such board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office; or

•	The Company’s stockholders pass a special resolution approving a plan of liquidation or dissolution and no additional approvals of stockholders are required under applicable law to cause a liquidation or dissolution.

The definition of change of control includes a phrase relating to the conveyance, transfer, lease, or other disposition of “all or substantially all” of the Company’s assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of New Notes to require us to repurchase such New Notes as a result of a conveyance, transfer, lease, or other disposition of less than all of the Company’s assets may be uncertain.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the New Notes. We will comply with this rule to the extent applicable at that time.

We will comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable, and will file any schedule required under the Exchange Act in connection with any offer by us to purchase New Notes at the option of the holders of New Notes upon a change of control. In some circumstances, the change of control purchase feature of the New Notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The change of control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change of control purchase feature is the result of negotiations between us and the initial purchasers of the New Notes.

We may, to the extent permitted by applicable law, at any time purchase the New Notes in the open market or by tender at any price or by private agreement. Any note purchased by us (a) after the date that is two years from the latest issuance of the New Notes may, to the extent permitted by applicable law, be reissued or sold or may be surrendered to the trustee for cancellation or (b) on or prior to the date referred to in (a), will be surrendered to the trustee for cancellation. Any New Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the New Notes if highly leveraged or other transactions involving us occur that may adversely affect holders. Our ability to repurchase New Notes upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of indebtedness that we may incur in the future. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the New Notes that might be delivered by holders of New Notes seeking to exercise the repurchase right. Any failure by us to repurchase the New Notes when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under indebtedness that we may incur in the future.

No New Notes may be purchased by us at the option of holders upon the occurrence of a change of control if there has occurred and is continuing an event of default with respect to the New Notes, other than a default in the payment of the change of control purchase price with respect to the New Notes.

Events of Default

Each of the following will constitute an event of default under the indenture:

•	our failure to pay when due the principal of or premium, if any, on any of the New Notes at maturity or exercise of a repurchase right or otherwise;

•	our failure to pay an installment of interest on any of the New Notes for 30 days after the date when due;

•	failure by us to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock, or cash instead of fractional shares, are required to be delivered following conversion of a note, and that default continues for 10 days;

•	failure by us to give the notice regarding a change of control within 30 days of the occurrence of the change of control;

•	our failure to perform or observe any other term, covenant or agreement contained in the New Notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25 percent in aggregate principal amount of the New Notes then outstanding;

•	in the event of either (a) our failure or the failure of any of our significant subsidiaries to make any payment by the end of the applicable grace period, if any, after the final scheduled payment date for such payment with respect to any indebtedness for borrowed money in an aggregate principal amount in excess of $10 million, or (b) the acceleration of indebtedness for borrowed money of the company or any of our significant subsidiaries in an aggregate amount in excess of $10 million because of a default with respect to such indebtedness, without such indebtedness referred to in either (a) or (b) above having been discharged, cured, waived, rescinded or annulled, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25 percent in aggregate principal amount of the New Notes then outstanding; and

•	certain events of our bankruptcy, insolvency or reorganization;

The term “significant subsidiary” means a subsidiary, including its subsidiaries, that meets any of the following conditions:

•	The Company’s and its other subsidiaries’ investments in and advances to the subsidiary exceed 10 percent of the total assets of the Company and its subsidiaries consolidated as of the end of the most recently completed fiscal year;

•	The Company’s and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 10 percent of the total assets of the Company and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•	The Company’s and its other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10 percent of such income of the Company and its subsidiaries consolidated for the most recently completed fiscal year.

The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the New Notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the New Notes when due or in the payment of any repurchase obligation.

If certain event of default specified in clause (7) above occurs and is continuing, then automatically the principal of all the New Notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (7) above (the default not having been cured or waived as provided under “Modifications and Waiver” below), the trustee or the holders of at least 25 percent in aggregate principal amount of the New Notes then outstanding may declare the New Notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of New Notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the New Notes then outstanding upon the conditions provided in the indenture. However, if an event of default is cured prior to such declaration by the trustee or holders of the New Notes as discussed above, the trustee and the holders of the New Notes will not be able to make such declaration as a result of that cured event of default.

Overdue payments of interest, liquidated damages and premium, if any, and principal will accrue interest at eight percent.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified to its satisfaction by the holders of New Notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the New Notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Merger or Assumption

We may, without the consent of the holders of New Notes, consolidate with, merge into or transfer all or substantially all of our assets to any other corporation organized under the laws of the United States or any of its political subdivisions provided that:

•	the surviving corporation assumes all our obligations under the indenture and the New Notes;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	certain other conditions are met.

Modifications and Waiver

The indenture (including the terms and conditions of the New Notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of New Notes;

•	surrendering any right or power conferred upon us, including, without limitation, the right to pay the repurchase price in shares of our common stock;

•	providing for the assumption of our obligations to the holders of New Notes in the ease of a merger, consolidation, conveyance, transfer or lease;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of New Notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the New Notes in any material respect;

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of New Notes in any material respect;

•	complying with the requirements regarding merger or transfer of assets; or

•	providing for uncertified New Notes in addition to the certificated New Notes so long as such uncertificated New Notes are in registered form for the purposes of the Internal Revenue Code of 1986.

Modifications and amendments to the indenture or to the terms and conditions of the New Notes may also be made, and past default by us may be waived with the written consent of the holders of at least a majority in aggregate principal amount of the New Notes at the time outstanding. However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each note so affected:

•	change the maturity of the principal of or any installment of interest on that note;

•	reduce the principal amount of, or any premium or interest on, any note;

•	change the currency of payment of such note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or the conversion rights of holders of the New Notes;

•	reduce the percentage in aggregate principal amount of New Notes outstanding necessary to modify or amend the indenture or to waive any past default.

Satisfaction and Discharge

We may discharge our obligations under the indenture while New Notes remain outstanding, subject to certain conditions, if all outstanding New Notes become due and payable at their scheduled maturity within one year, and we have deposited with the trustee an amount sufficient to pay and discharge all outstanding New Notes on the date of their scheduled maturity. However, we will remain obligated to issue shares of our common stock upon conversion of the New Notes until such maturity as described under “Conversion Rights.”

Form and Denomination

The New Notes will be issued in denominations of $1,000 principal amount and whole multiples of $1,000.

Except as provided below, the New Notes are evidenced by one or more global notes deposited with the trustee as custodian for The Depository Trust Company, New York, New York (DTC), and registered in the name of Cede & Co. as DTC’s nominee. The global notes and any New Notes issued in exchange therefor are subject to certain restrictions on transfer set forth in the global notes and in the indenture and bear a restrictive legend. Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A QIB may hold its interests in a global note directly through DTC if such QIB is a participant in DTC, or indirectly through organizations which are direct DTC participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. QIBs may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes are not entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global notes to such persons may be limited. We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global notes to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We, the trustee and any paying agent have no responsibility or liability for paying amounts due on the global notes to owners of beneficial interests in the global notes. It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date.

Payments by DTC participants to owners of beneficial interests in New Notes represented by the global notes held through DTC participants are the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If you would like to convert your New Notes into common stock pursuant to the terms of the New Notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests. Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the New Notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate. Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of New Notes, including, without limitation, the presentation of New Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global notes. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes. According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Concerning the Trustee and Transfer Agent

The Bank of New York Mellon Trust Company, N.A., as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. BNY Mellon Shareholder Services is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

EFFECT OF THE EXCHANGE OFFER

Comparison of the Existing Notes and the New Notes

The comparison of selected terms between the Existing Notes and the New Notes in this section is qualified in its entirety by information contained in this Exchange Offer Memorandum, the applicable indenture and other documents governing the Existing Notes and the New Notes, copies of which will be provided on request to the Company at the address set forth under “Where You Can Find Additional Information.”

Maturity Date

The Existing Notes are scheduled to mature on October 6, 2011. The New Notes will mature on October 6, 2012.

Governing Documents

As a holder of the Existing Notes, your rights currently are set forth in, and you may enforce your rights under, the Indenture dated October 6, 2004, between the Company and The Bank of New York, as trustee, that governs the terms of the Existing Notes. The New Notes to be issued in this Exchange Offer will be issued under a trust indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, to be dated on or about October 6, 2011.

Security

The Existing Notes were secured only through the first six interest payments under a Collateral Security and Pledge Agreement dated October 6, 2004, between the Company and the Bank of New York as trustee and collateral agent (the “Security Agreement”). Effective October 6, 2007, the Existing Notes were no longer secured under the Security Agreement and became unsecured obligations of the Company. Accordingly, New Notes will remain unsecured when issued.

Make-Whole Premiums

Under the terms of the indenture that governs the Existing Notes, the Company had certain obligations to pay a make-whole premium upon a change of control of the Company to the holders of the Existing Notes in addition to the purchase price of the Existing Notes on the change of control purchase date. The make-whole premium was based on the date on which a change of control becomes effective and the price of the Company’s common stock on such date. The obligation to pay a make-whole premium has declined over the life of the Existing Notes, and effective October 6, 2011, the Company will have no obligation to pay a make-whole premium upon a change of control of the Company. Accordingly, under the terms of the indenture that will govern the New Notes, the Company has no obligation to pay a make-whole premium upon a change of control of the Company.

Registration Rights

The Existing Notes were issued in a private placement on October 6, 2004. In connection with the issuance of the Existing Notes, we entered into a Registration Rights Agreement dated October 6, 2004 (the “Registration Rights Agreement”), with the initial purchasers of the Existing Notes whereby we agreed to file with the SEC a shelf registration statement on Form S-3 covering resales by holders of the Existing Notes and the common stock issuable upon conversion of the Existing Notes, which we filed on October 28, 2005.

This Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the staff of the SEC the New Notes received in exchange for the Existing Notes tendered pursuant to the Exchange Offer will be freely transferable without registration under the Securities Act and without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) because the Existing Notes were originally issued in 2004 and have met the minimum holding period requirements under Rule 144 and, under the rules and interpretations of the SEC, the holding period of the New Notes may be tacked onto the holding period of the Existing Notes. The New Notes issued pursuant to the Exchange Offer to a holder of

Existing Notes who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144, and the holding period of Existing Notes tendered by such recipients can be tacked to the New Notes received in exchange for the Existing Notes for the purpose of satisfying the holding period requirements of Rule 144. Accordingly, no registration rights agreement will be entered into between the Company and holders of Existing Notes in connection with the Exchange Offer.

THE EXCHANGE OFFER

No Recommendation

NEITHER THE COMPANY NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY EXISTING NOTES OR REFRAIN FROM TENDERING EXISTING NOTES IN THE EXCHANGE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER EXISTING NOTES IN THE EXCHANGE OFFER AND, IF SO, THE AMOUNT OF EXISTING NOTES TO TENDER. PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY, AND YOU SHOULD CAREFULLY CONSIDER WHETHER TO PARTICIPATE. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS EXCHANGE OFFER MEMORANDUM IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH IN THE SECTION OF THIS EXCHANGE OFFER MEMORANDUM ENTITLED “RISK FACTORS” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

General

We are making the Exchange Offer for up to $74,720,000 aggregate principal amount of our outstanding Existing Notes, which represents the entire amount that remains outstanding. Upon the terms and subject to the conditions set forth in this Exchange Offer Memorandum and in the Letter of Transmittal, we will accept for exchange any Existing Notes that are properly tendered and are not withdrawn prior to the expiration of the Exchange Offer. We will issue the New Notes in exchange for tendered Existing Notes promptly after the Expiration Date.

This Exchange Offer Memorandum and the Letter of Transmittal are being provided to all registered holders of Existing Notes. There will be no fixed record date for determining registered holders of Existing Notes entitled to participate in the Exchange Offer. The Existing Notes may be tendered only in integral multiples of $1,000.

Any Existing Notes that are accepted for exchange in the Exchange Offer will be cancelled. Existing Notes tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Exchange Offer. If any tendered Existing Notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this Exchange Offer Memorandum or otherwise, all unaccepted Existing Notes will be returned, without expense, to the tendering holder as promptly as practicable after the Expiration Date.

Our obligation to accept Existing Notes tendered pursuant to the Exchange Offer is limited by the conditions listed below under “— Conditions of the Exchange Offer.”

Existing Notes that are not exchanged in the Exchange Offer will mature on October 6, 2011, in accordance with the terms of the Existing Notes and the indenture pursuant to which they were issued. Holders of Existing Notes do not have any appraisal or dissenters’ rights under the indenture governing the Existing Notes or otherwise in connection with the Exchange Offer.

We shall be deemed to have accepted for exchange properly tendered Existing Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of Existing Notes who tender their Existing Notes in the Exchange Offer for the purpose of receiving the New Notes from us and delivering the New Notes to the exchanging holders. We expressly reserve the right, subject to applicable law, to amend or terminate the Exchange Offer, and not to accept for exchange any Existing Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions of the Exchange Offer.”

Exchange Offer Consideration

We are offering to exchange for each $1,000 principal amount of Existing Notes that you validly tender and we accept, New Notes in the principal amount of $1,000 plus a cash payment equal to the accrued and unpaid interest on the Existing Notes through October 5, 2011. The accrued and unpaid interest will be rounded to the nearest whole dollar. No other consideration is being offered to the holders of Existing Notes in the Exchange Offer.

The New Notes will accrue interest from October 6, 2011. The New Notes to be issued in this Exchange Offer will be issued under a trust indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, to be dated on or about October 6, 2011.

Purpose of the Exchange Offer

The Exchange Offer is being made to extend the maturity date of that portion of our outstanding debt represented by the Existing Notes through the exchange of the Existing Notes for New Notes. The tendered Existing Notes that are validly tendered and accepted will be cancelled.

Conditions of the Exchange Offer

The Exchange Offer is conditioned upon our receipt of valid tenders, not validly withdrawn, of at least $30 million aggregate principal amount of Existing Notes. In addition, we expressly reserve the right to terminate the Exchange Offer if the per share price of our common stock exceeds $16.575, the conversion price of the Existing Notes, at any time on or prior to the Expiration Date.

Notwithstanding any other provision of the Exchange Offer, we will not be obligated to accept for exchange validly tendered Existing Notes pursuant to the Exchange Offer unless the following general conditions have been satisfied with respect to the Existing Notes:

•	the absence of any determination that the Exchange Offer violates any law or interpretation of the SEC staff;

•	the absence of any pending proceeding that materially impairs our ability to complete the Exchange Offer;

•	the absence of any material adverse development in any existing legal proceeding involving us or any of our subsidiaries;

•	the absence of any material change in the trading price of the Existing Notes or our common stock in any major securities or financial market, or in the United States trading markets generally;

•	the absence of any material adverse change in our business, financial condition or operations;

•	the absence of any war or armed hostilities or other national or international calamity directly or indirectly involving the United States; and

•	as a result of any event described in the preceding bullet points, our board reasonably concludes (together with a legal opinion of counsel to such effect) that the exercise of its fiduciary duties requires us to terminate the Exchange Offer.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any Existing Notes not previously accepted for exchange if any condition of the Exchange Offer specified above is not satisfied. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the Exchange Offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the exchange agent as promptly as practicable, followed by our issuance of a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the Exchange Offer must be satisfied or waived prior to the expiration of the Exchange Offer. If any of these conditions are not satisfied or waived by us, we reserve the right to terminate the Exchange Offer.

Procedures for Tendering

The outstanding Existing Notes are represented by a global certificate registered in the name of the DTC. DTC is the only registered holder of the Existing Notes. DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Persons that are not participants beneficially own the Existing Notes only through DTC participants.

How to tender if you are a beneficial owner but not a DTC participant.

If you beneficially own Existing Notes through an account maintained by a broker, dealer, commercial bank, trust company or other DTC participant and you desire to tender Existing Notes, you should contact your DTC participant promptly and instruct it to tender your Existing Notes on your behalf.

How to tender if you are a DTC participant.

To participate in the Exchange Offer, a DTC participant must:

•	comply with the automated tender offer program procedures of DTC described below; or

•	complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal; have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and mail, deliver or facsimile the Letter of Transmittal to the exchange agent prior to the Expiration Date.

In addition, either:

•	the exchange agent must receive, prior to the Expiration Date, a properly transmitted agent’s message; or

•	the exchange agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of such Existing Notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below and the Letter of Transmittal and other documents required by the Letter of Transmittal.

If a DTC participant chooses to tender by delivery of a Letter of Transmittal, to be validly tendered the exchange agent must receive any physical delivery of the Letter of Transmittal and other required documents at its address indicated on the back cover of this Exchange Offer Memorandum and the front cover of the Letter of Transmittal prior to the Expiration Date.

The tender by a holder that is not withdrawn prior to our acceptance of the tender will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this Exchange Offer Memorandum and in the Letter of Transmittal.

The method of delivery of the Letter of Transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the Expiration Date. You should not send the Letter of Transmittal to us.

Signatures and signature guarantees.

If you are using a Letter of Transmittal or notice of withdrawal, you must have signatures guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”), a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal. Signature guarantees are not required, however, if the Existing Notes are tendered for the account of a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

Tendering through DTC’s ATOP.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s ATOP to tender. DTC participants may, instead of physically completing and signing the Letter of Transmittal and delivering it to the exchange agent, transmit an acceptance of the Exchange Offer electronically. DTC participants may do so by causing DTC to transfer the Existing Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a DTC participant in its ATOP that it is tendering Existing Notes that are the subject of such book-entry confirmation;

•	such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal; and

•	the agreement may be enforced against such DTC participant.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Existing Notes. We reserve the absolute right to reject any and all Existing Notes not validly tendered or any Existing Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the Expiration Date. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty to give notification of any defects or irregularities, nor will any of us or them incur any liability for failure to give such notification. Tenders of Existing Notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any Existing Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, via the facilities of DTC, as soon as practicable following the expiration date.

Acceptance; Exchange of Existing Notes

On the Expiration Date, the exchange agent will tender to us the aggregate principal amount of Existing Notes tendered for exchange in the offer whereupon we will deliver to the exchange agent for delivery to tendering holders of the Existing Notes, for every $1,000 principal amount of Existing Notes tendered, an amount of New Notes equal to $1,000 principal amount plus the accrued and unpaid interest on the Existing Notes through October 5, 2011.

We will issue the New Notes and cause them to be delivered, upon the terms of the Exchange Offer and applicable law, upon exchange of Existing Notes validly tendered in the Exchange Offer promptly after the Expiration Date and our acceptance of the validly tendered Existing Notes. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered Existing Notes or defectively tendered Existing

Notes with respect to which we have waived such defect, when, as and if we give written or oral notice of such acceptance to the exchange agent.

We will exchange the Existing Notes accepted for exchange by us pursuant to the Exchange Offer by depositing the New Notes with the exchange agent. The exchange agent will act as your agent for the purpose of receiving the New Notes from us and transmitting such New Notes to you.

In all cases, issuance of the New Notes for Existing Notes accepted for exchange by us pursuant to the Exchange Offer will be made promptly after the Expiration Date and will be credited by the exchange agent to the appropriate account at DTC, subject to receipt by the exchange agent of:

•	timely confirmation of a book-entry transfer of the Existing Notes into the exchange agent’s account at DTC, pursuant to the procedures set forth in “— Procedures for Tendering” above;

•	a properly transmitted agent’s message; and

•	any other documents required by the Letter of Transmittal.

By tendering Existing Notes pursuant to the Exchange Offer, the holder will be deemed to have represented and warranted that such holder has full power and authority to tender, sell, assign and transfer the Existing Notes tendered thereby and that when such Existing Notes are accepted for exchange by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The holder will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the exchange agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Existing Notes tendered thereby.

By tendering Existing Notes pursuant to the Exchange Offer, the holder will be deemed to have agreed that the delivery and surrender of the Existing Notes is not effective, and the risk of loss of the Existing Notes does not pass to the exchange agent, until receipt by the exchange agent of a properly transmitted agent’s message together with all accompanying evidences of authority and any other required documents in form satisfactory to us.

We may transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to purchase all or any of the Existing Notes tendered pursuant to the Exchange Offer, but any such transfer or assignment will not relieve us of our obligations under the Exchange Offer and will in no way prejudice the rights of tendering holders of Existing Notes to receive payment for Existing Notes validly tendered and not validly withdrawn and accepted for exchange pursuant to the Exchange Offer.

Return of Unaccepted Existing Notes

If any tendered Existing Notes are not accepted for payment for any reason pursuant to the terms and conditions of the Exchange Offer, such Existing Notes will be returned without expense to the tendering holder or, in the case of Existing Notes tendered by book-entry transfer, such Existing Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Existing Notes, in each case, promptly following the Expiration Date or the termination of the Exchange Offer.

Expiration Date; Termination; Amendment

The Exchange Offer will expire at 5:00 p.m., New York City time, on the October 5, 2011, Expiration Date.

We reserve the right to:

•	terminate or amend the Exchange Offer and not to accept for exchange any Existing Notes not previously accepted for exchange upon the occurrence of any of the events specified above under “— Conditions of the Exchange Offer” that have not been waived by us; and

•	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If we terminate or amend the Exchange Offer, we will notify the exchange agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will promptly issue a press release or other public announcement regarding the termination or amendment.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer and extend the Exchange Offer, each if required by law, to ensure that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If, for any reason, acceptance for exchange of, or payment for, validly tendered Existing Notes pursuant to the Exchange Offer is delayed, or we are unable to accept for exchange of validly tendered Existing Notes pursuant to the Exchange Offer, then the exchange agent may, nevertheless, on our behalf, retain the tendered Existing Notes, without prejudice to our rights described herein, but subject to applicable law and Rule 14e-l under the Exchange Act, which requires that we pay the consideration offered or return the Existing Notes tendered promptly after the termination or withdrawal of the Exchange Offer.

Settlement Date

The Settlement Date in respect of any Existing Notes that are validly tendered prior to the Expiration Date and accepted by us is expected to occur promptly following the Expiration Date.

Withdrawal of Tenders

Existing Notes tendered may be validly withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date, but not thereafter. If the Exchange Offer is terminated, the Existing Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

For a withdrawal of Existing Notes to be effective, the exchange agent must receive a written or facsimile transmission containing a notice of withdrawal before 5:00 p.m., New York City time, on the Expiration Date by a properly transmitted “Request Message” through ATOP. Such notice of withdrawal must (1) specify the name of the holder of Existing Notes who tendered the Existing Notes to be withdrawn, (2) contain a description of the Existing Notes to be withdrawn and the aggregate principal amount represented by such Existing Notes, (3) contain a statement that such holder of Existing Notes is withdrawing the election to tender their Existing Notes, and (4) be signed by the holder of such Existing Notes in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Existing Notes. Any notice of withdrawal must identify the Existing Notes to be withdrawn, including the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Withdrawal of Existing Notes may only be accomplished in accordance with the foregoing procedures.

Existing Notes validly withdrawn may thereafter be re-tendered at any time before 5:00 p.m., New York City time, on the Expiration Date by following the procedures described under “— Procedures for Tendering.”

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender, in our sole discretion, which determination shall be final and binding. None of the Company, the exchange agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Fees and Expenses

Tendering holders of Existing Notes will not be required to pay any expenses or fees to the Company or the exchange agent in the Exchange Offer. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

Accounting Treatment

The Existing Notes are being exchanged for New Notes. Depending upon the market value of our common stock and certain other factors as of the effective exchange date, the note exchange transaction could be accounted for as an extinguishment of a debt instrument. Consequently, if that occurs the value attributed to the Existing Notes will be adjusted to reflect the fair value of the New Notes with the net difference recorded in gain (loss) on extinguishment of debt in our statement of operations. The resulting premium or discount will subsequently be recognized over the life of the New Notes with a corresponding adjustment to interest expense. Any note issuance costs associated with the New Notes will be capitalized and amortized over the life of the New Notes, while the note issuance costs associated with the Existing Notes will be recognized as a component of the gain (loss) on extinguishment of debt in our statement of operations. If the note exchange does not qualify as an extinguishment of debt, the value of the Existing Notes will be adjusted to account for the fair value of the embedded conversion option of the New Notes resulting in an increase to stockholders’ equity and a corresponding debt discount to be accreted over the remaining life of the New Notes, and all related note issuance costs will be expensed at the exchange date.

Transfer Taxes

We are not aware of any obligation of holders who tender their Existing Notes in the Exchange Offer to pay any transfer taxes. However, if transfer tax would apply to the Exchange Offer, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted to us by the tendering holder, the amount of such transfer taxes will be billed directly to the tendering holder.

Resale of New Notes Received Pursuant to the Exchange Offer

This Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the staff of the SEC the New Notes received in exchange for the Existing Notes tendered pursuant to the Exchange Offer will be freely transferable without registration under the Securities Act and without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) because the Existing Notes were originally issued in 2004 and have met the minimum holding period requirements under Rule 144 and, under the rules and interpretations of the SEC, the holding period of the New Notes may be tacked into the holding period of the Existing Notes. The New Notes issued pursuant to the Exchange Offer to a holder of Existing Notes who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144, and the holding period of Existing Notes tendered by such recipients can be tacked to the New Notes received in exchange for the Existing Notes for the purpose of satisfying the holding period requirements of Rule 144.

Compliance with Securities Laws

We are making the Exchange Offer to all holders of outstanding Existing Notes. We are not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to, nor will tenders of Existing Notes be accepted from or on behalf of, the holders of Existing Notes residing in any such jurisdiction. The Exchange Offer will not be made in any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our New Notes or the possession, circulation or distribution of this Exchange Offer Memorandum or any other material relating to us or our New Notes in any jurisdiction where action for that purpose is required. Accordingly, none of our New Notes may be offered or sold, directly or indirectly, and neither this Exchange Offer Memorandum nor any other offering material or advertisement in connection with our New Notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This Exchange Offer Memorandum does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this Exchange Offer Memorandum comes are advised to inform themselves about and to observe any restrictions relating to this Exchange Offer, the distribution of this Exchange Offer Memorandum, and the resale of the New Notes.

Additional Information

Pursuant to Exchange Act Rule 13e-4 we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Exchange Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Where You Can Find Additional Information.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general tax discussion that summarizes the material U.S. federal income tax consequences applicable to (1) holders that exchange their Existing Notes for New Notes pursuant to the Exchange Offer and (2) holders of Existing Notes that elect not to participate in the Exchange Offer. This summary is limited to holders of Existing Notes who hold the Existing Notes as “capital assets” (in general, assets held for investment). This general discussion is not intended to be a formal tax opinion and it does not address tax consequences applicable to holders subject to special provisions of the U.S. federal tax law. You should seek advice from an independent tax advisor with respect to the application of the U.S. federal income tax laws to your particular circumstances and any tax consequences arising under those laws.

This discussion applies only to U.S. holders. You are a U.S. holder if you are a beneficial owner of Existing Notes that is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date of this Exchange Offer Memorandum.

Tendering Holders

The exchange of Existing Notes for the New Notes in the Exchange Offer will not be treated as an “exchange” for U.S. federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Existing Notes. Consequently, holders will not recognize gain or loss upon receipt of a New Note for an Existing Note, the holding period of the New Note will include the holding period of the Existing Note exchanged therefore, and the tax basis of the New Note will be the same as the tax basis of the Existing Note immediately before the exchange. Payments with respect to the New Notes, and any conversion of the New Notes into our Common Stock, will have the same tax consequences to holders as the Existing Notes.

Non-Tendering Holders

If you do not tender your Existing Notes in the Exchange Offer, there will be no change in your U.S. federal income tax position.

PERSONS CONSIDERING THE EXCHANGE OF EXISTING NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AND THE LAWS OF ANY OTHER TAXING JURISDICTION. THIS SUMMARY DOES NOT DISCUSS STATE, LOCAL, OR NON-U.S. TAX CONSEQUENCES.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer. Any Notes that are properly tendered and accepted for exchange pursuant to the Exchange Offer will be cancelled.

FINANCIAL ADVISOR

We engaged BNP Paribas Securities Corp. to advise us with respect to the terms of the Exchange Offer (“Financial Advisor”). In connection with the engagement, we agreed to pay the Financial Advisor a fixed fee for its services and we agreed to reimburse the Financial Advisor for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with the Exchange Offer. We have agreed to indemnify the Financial Advisor against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Exchange Offer or its engagement as Financial Advisor. The Financial Advisor has not been retained to solicit and is not soliciting acceptances of the Exchange Offer, nor is it making any recommendations with respect thereto.

The Financial Advisor and its affiliates have in the past provided us with, and may in the future provide to us, certain financial advisory, commercial banking, investment banking and other services in the ordinary course of their business for which they will be entitled to receive fees. An affiliate of the Financial Adviser is a lender under MOXY’s Credit Facility. From time to time, the Financial Advisor and its affiliates may trade our securities for their own account or for the accounts of their customers and, accordingly, may hold long or short positions in the Existing Notes, the New Notes or our Common Stock at any time.

EXCHANGE AGENT

We have appointed The Bank of New York Mellon Trust Company, N.A. as the exchange agent for this Exchange Offer. We have agreed to pay the exchange agent reasonable and customary fees for its services. All questions regarding the procedures for tendering in the Exchange Offer should be directed to the exchange agent at the contact information below. Completed Letters of Transmittal should be directed to the exchange agent at the address below.

The Bank of New York Mellon Trust Company, N.A.
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations — Reorganization Unit
101 Barclay Street, Floor 7 East
New York, NY 10286
Attention: David Mauer
Telephone: 212-815-3687
Facsimile: 212-298-1915

DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN THE ADDRESSES LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Exchange Act under which we file periodic reports, proxy statements and other information with the SEC. We have also filed various documents (with the SEC under the Securities Act. Copies of these documents may be examined without charge at the following SEC public reference rooms: 100 F Street, NE, Room 1580, Washington, D. C. 20549 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. We also file information electronically with the SEC. Our electronic filings are available from the SEC’s Internet site at http://www.sec.gov. Copies of all or a portion of our filings may also be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information.

Our Common Stock is listed on the New York Stock Exchange under the symbol “MMR.” You can inspect and copy reports, proxy statements and other information about us at the New York Stock Exchange’s offices at 20 Broad Street, New York, New York 10005.

We have filed with the SEC under the Exchange Act a Tender Exchange Offer Statement on Schedule TO, and related exhibits. This document may contain additional information that may be important to you. You may obtain a copy of this document in the manner referred to above.

Some of the information that we currently have on file with the SEC is incorporated herein by reference and is an important part of this Exchange Offer Memorandum. Holders of Existing Notes will be deemed to have notice of all information incorporated by reference in this Exchange Offer Memorandum as if that information was included in this Exchange Offer Memorandum. Holders of Existing Notes should therefore read the information incorporated by reference in this Exchange Offer Memorandum with the same care such holders use when reading this Exchange Offer Memorandum.

The following documents we filed with the SEC are incorporated herein by reference (excluding any reports or portions thereof that have been “furnished” but not “filed” for purposes of the Exchange Act) and shall be deemed to be a part hereof:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filed February 28, 2011);

•	Quarterly Reports on Forms 10-Q for each of the quarters ended March 31, 2011 (filed May 6, 2011) and June 30, 2011 (filed August 8, 2011); and

•	Our Definitive Proxy Statement, dated April 28, 2011, 2011, with respect to our 2011 Annual Meeting of Stockholders; and

•	Current Reports on Forms 8-K filed January 4, 2011, February 28, 2011, March 28, 2011, June 17, 2011, July 6, 2011 and September 7, 2011.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Exchange Offer Memorandum and before the Expiration Date shall be deemed to be incorporated by reference in and made a part of this Exchange Offer Memorandum from the date of filing such documents. In no event, however, will any of the information that we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise be included in, this Exchange Offer Memorandum.

Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Exchange Offer Memorandum to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Exchange Offer Memorandum (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). Requests should be directed to:

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, LA 70112
Attention: Douglas N. Currault II
Assistant General Counsel and Assistant Secretary
(504) 582-4000

McMoRan Exploration Co.

OFFER TO EXCHANGE
UP TO $74,720,000 AGGREGATE PRINCIPAL AMOUNT OF
5 1/4% CONVERTIBLE SENIOR NOTES DUE OCTOBER 6, 2011
(CUSIP NOS. 582411AE4 AND 582411AD6)
FOR AN EQUAL PRINCIPAL AMOUNT OF NEWLY ISSUED
5 1/4% CONVERTIBLE SENIOR NOTES DUE OCTOBER 6, 2012
plus accrued and unpaid interest thereon to be paid in cash

EXCHANGE OFFER MEMORANDUM

The exchange agent for the Exchange Offer is:

The Bank of New York Mellon Trust Company, N.A.
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations — Reorganization Unit
101 Barclay Street, Floor 7 East
New York, NY 10286
Attention: David Mauer
Telephone: 212-815-3687
Facsimile: 212-298-1915

The Exchange Offer will expire at 5:00 p.m., New York City time, on
October 5, 2011, unless earlier terminated

September 8, 2011